Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

by and among

SILICON GRAPHICS, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO FOOTHILL, INC.

as the Arranger and Administrative Agent

Dated as of October 24, 2005

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	4.8	Due Organization and Qualification; Subsidiaries	35
	4.9	Due Authorization; No Conflict	35
	4.10	Litigation	36
	4.11	No Material Adverse Change	36
	4.12	Fraudulent Transfer	36
	4.13	Employee Benefits	36
	4.14	Environmental Condition	37
	4.15	Intellectual Property	37
	4.16	Leases	38
	4.17	Deposit Accounts and Securities Accounts	38
	4.18	Complete Disclosure	38
	4.19	Indebtedness	39
	4.20	Classified Material	39
	4.21	Inactive Subsidiaries	39

5.	AFFIRMATIVE COVENANTS.		39
	5.1	Accounting System	39
	5.2	Collateral Reporting	40
	5.3	Financial Statements, Reports, Certificates	40
	5.4	[Intentionally Omitted]	40
	5.5	Inspection	40
	5.6	Maintenance of Properties	40
	5.7	Taxes	40
	5.8	Insurance	40
	5.9	Location of Threshold Inventory and Threshold Equipment	41
	5.10	Compliance with Laws	41
	5.11	Leases	41
	5.12	Existence	42
	5.13	Environmental	42
	5.14	Disclosure Updates	42
	5.15	Control Agreements	42
	5.16	Assignment of Proceeds	42
	5.17	Employee Benefits.	43
	5.18	Formation of Subsidiaries	43

6.	NEGATIVE COVENANTS.		44
	6.1	Indebtedness	44
	6.2	Liens	45
	6.3	Restrictions on Fundamental Changes	45
	6.4	Disposal of Assets	45
	6.5	Change Name	45
	6.6	Nature of Business	45
	6.7	Prepayments and Amendments	45
	6.8	Change of Control	46
	6.9	Consignments	46
	6.10	Distributions	46
	6.11	Accounting Methods	46

	6.12	Investments	46
	6.13	Transactions with Affiliates	46
	6.14	Use of Proceeds	46
	6.15	Inventory and Equipment with Bailees	47
	6.16	Financial Covenants	47
	6.17	No Transactions Prohibited Under ERISA; Unfunded Liability	48
	6.18	Inactive Subsidiaries	49

7.	EVENTS OF DEFAULT.		49
	7.2	If Borrowers or any Subsidiary of any Borrower	50

8.	THE LENDER GROUP’S RIGHTS AND REMEDIES.		51
	8.1	Rights and Remedies	51
	8.2	Remedies Cumulative	52

9.	TAXES AND EXPENSES.		52

10.	WAIVERS; INDEMNIFICATION; RELEASE.		53
	10.1	Demand; Protest; etc	53
	10.2	The Lender Group’s Liability for Collateral	53
	10.3	Indemnification	53

11.	NOTICES.		54

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		55

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		56
	13.1	Assignments and Participations	56
	13.2	Successors	60

14.	AMENDMENTS; WAIVERS.		60
	14.1	Amendments and Waivers	60
	14.2	Replacement of Holdout Lender	61
	14.3	No Waivers; Cumulative Remedies	62

15.	AGENT; THE LENDER GROUP.		62
	15.1	Appointment and Authorization of Agent	62
	15.2	Delegation of Duties	63
	15.3	Liability of Agent	63
	15.4	Reliance by Agent	64
	15.5	Notice of Default or Event of Default	64
	15.6	Credit Decision	64
	15.7	Costs and Expenses; Indemnification	65
	15.8	Agent in Individual Capacity	65
	15.9	Successor Agent	66
	15.10	Lender in Individual Capacity	66
	15.11	Withholding Taxes	67
	15.12	Collateral Matters	69

	15.13	Restrictions on Actions by Lenders; Sharing of Payments	70
	15.14	Agency for Perfection	70
	15.15	Payments by Agent to the Lenders	70
	15.16	Concerning the Collateral and Related Loan Documents	70
	15.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	71
	15.18	Several Obligations; No Liability	72
	15.19	Bank Product Providers	72
	15.20	Disclosure of Classified Material	72

16.	GENERAL PROVISIONS.		73
	16.1	Effectiveness	73
	16.2	Section Headings	73
	16.3	Interpretation	73
	16.4	Severability of Provisions	73
	16.5	Counterparts; Electronic Execution	73
	16.6	Revival and Reinstatement of Obligations	73
	16.7	Confidentiality	74
	16.8	Integration	74
	16.9	Parent as Agent for Borrowers	74

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule I-1	Inactive Subsidiaries
Schedule P-1	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 2.7(a)	Cash Management Banks
Schedule 3.1	Conditions Precedent
Schedule 4.5	Locations of Inventory and Equipment
Schedule 4.7(a)	States of Organization
Schedule 4.7(b)	Chief Executive Offices
Schedule 4.7(c)	Organizational Identification Numbers
Schedule 4.7(d)	Commercial Tort Claims
Schedule 4.8(b)	Capitalization of Borrowers
Schedule 4.8(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.10	Litigation
Schedule 4.13	Employee Benefits
Schedule 4.14	Environmental Matters
Schedule 4.15	Scheduled Intellectual Property Collateral
Schedule 4.17	Domestic Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of October 24, 2005, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), SILICON GRAPHICS, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”).

INTRODUCTION STATEMENT

All defined terms not otherwise defined above or in this Introduction Statement are as defined in Schedule 1.1 or as defined elsewhere herein.

Certain of the Borrowers, Agent, and certain lenders have entered into a Loan and Security Agreement, dated as of April 10, 2001, providing for a secured credit facility (the “2001 Credit Agreement”). As of September 24, 2002, the 2001 Credit Agreement was amended and restated in its entirety (the “2002 Credit Agreement”). As of April 12, 2005, the 2002 Credit Agreement was amended and restated in its entirety (as so amended and restated and further amended through the date hereof, the “Existing Credit Agreement”).

The Borrowers have requested that the Lenders agree to further amend and restate the Existing Credit Agreement, in order to, among other things, make available a secured credit facility of $100,000,000, the proceeds of which will be used to fund general working capital requirements and other general corporate purposes.

To provide assurance and security for the repayment of the loans and other Obligations of the Borrowers hereunder, the Borrowers will provide or will cause to be provided to Agent (for the benefit of the Lender Group and the Bank Product Providers), a security interest in substantially all of the assets of the Borrowers.

Subject to the terms and conditions set forth herein, Agent is willing to act as agent for the Lenders and each Lender is willing to make loans to the Borrowers and participate in the Letters of Credit in an aggregate amount not in excess of its Commitment hereunder.

Accordingly, the parties hereto hereby agree that, effective as of the Closing Date, the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein, provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or,” and any provision that is set forth herein as part of a list or series is to be construed in a manner that does not result in duplication of any other provision in such list or series. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make advances under this Section 2.1(a) (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share; provided that Advances shall be made in the following order and subject to the following limitations:

(A) first, by the Tranche A Lenders, in an amount not to exceed the lesser of:

(i) the Tranche A Commitment less the Tranche A Letter of Credit Usage; and

(ii) the Borrowing Base less the sum of (A) all outstanding Tranche A Advances and (B) the Tranche A Letter of Credit Usage; and

(B) thereafter, by the Tranche B Lenders, in an amount not to exceed the lesser of:

(i) the Tranche B Commitment less the Tranche B Letter of Credit Usage; and

(ii) the Borrowing Base less the sum of (A) all outstanding Advances; and (B) the Letter of Credit Usage.

(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (A) sums that Borrowers are required to pay by any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, environmental liabilities or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay, and (B) amounts owing by Borrowers to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, and (ii) after the occurrence and during the continuance of an Event of Default, with respect to such other matters as Agent in its Permitted Discretion shall deem necessary or appropriate. In addition to the foregoing, Agent shall have the right to have the Inventory reappraised by an appraisal company selected by Agent from time to time after the Closing Date for the purpose of redetermining the Net Orderly Liquidation Percentage and, as a result, redetermining the Borrowing Base.

(c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2 Term Loan

(a) Making of Term Loan. Subject to the terms and conditions of this Agreement, on and after the Closing Date and on or prior to the Term Loan Commitment Expiry Date, each Term Loan Lender agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrowers in an aggregate amount equal to such Lender’s Pro Rata Share of the then extant Term Loan Commitment. The Term Loan shall be repaid, commencing on the first day of the month following the month in which the Term Loan Commitment Expiry Date occurs, and continuing on the first day of each month thereafter, in equal installments which would result in full amortization of the Term Loan in 36 months from such date; provided, however, that the outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan shall constitute Obligations. No portion of the Term Loan which is repaid or prepaid may be reborrowed.

(b) Term Loan Commitment. The Term Loan Commitment shall be reduced to the amounts set forth in the following table on the applicable date set forth opposite thereto:

Applicable Amount	Applicable Date
$ 25,000,000	Term Loan Commitment Reduction Date
-0-	Term Loan Commitment Expiry Date

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing of Advances. Each Borrowing of an Advance shall be made by an irrevocable written request by an Authorized Person delivered to Agent. Such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date plus the amount of the requested Advance does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender, as a Lender, shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Borrowers’ Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender as a Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Subject to Section 2.1(a), each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances from all Lenders (other than Defaulting Lenders), Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each applicable Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any applicable Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by

Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting

Lender shall not be deemed to constitute a waiver of any of the Lender Group’s or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Protective Advances and Optional Overadvances.

(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $1,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment disagrees over the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, subject to Section 2.1(a), such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions, in each case subject to Section 2.1(a):

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers’ Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein: (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest and fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Borrowers received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(f) Notation. Agent shall record on its books the principal amount of the Advances and Term Loan owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, gross negligence or willful misconduct on the part of Agent, conclusively be presumed to be correct and accurate.

(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) and other extensions of credit shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares and subject to Section 2.1(a). It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(h) Procedure for Borrowing of Term Loan.

(i) Each Borrowing of a portion or all of the Term Loan shall be made by an irrevocable written request by an Authorized Person delivered to Agent and the Term Loan Lenders. Such notice must be received by Agent and the Term Loan Lenders no later than 10:00 a.m. (California time) on the Closing Date and thereafter on the Business Day that is 5 Business

Days prior to the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent’s and the Required Lenders’ election, in lieu of delivering the above-described written request, any Authorized Person may give Agent and the Term Loan Lenders telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(ii) Borrowers may borrow pursuant to Section 2.2 up to the then extant Term Loan Commitment in one or more drawings of integral multiples of $5,000,000; provided, however, that in addition to the other conditions to Borrowing set forth in this Section 2.3 any Borrowing pursuant to Section 2.2 on or after the Term Loan Commitment Reduction Date may only be made (i) during the period commencing on the June 2006 Reporting Date and ending 10 Business Days thereafter or (ii) during the period commencing on the September 2006 Reporting Date and ending 10 Business Days thereafter.

(iii) Subject to the other conditions set forth in this Section 2.3(h), each Term Loan Lender shall make the amount of such Term Loan Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of such funds, Agent shall make such funds available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that Agent shall not request any Term Loan Lender to make, and no Term Loan Lender shall have the obligation to make, any portion of the Term Loan if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing, when combined with prior Borrowings under Section 2.2, would exceed the amount of the Term Loan available to be borrowed pursuant to Section 2.2 on such Funding Date.

(iv) Agent shall not be obligated to transfer to a Defaulting Lender any payments respecting the Term Loan made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Term Loan Commitments (but only to the extent that such Defaulting Lender’s portion of the Term Loan was funded by the other members of the Lender Group). Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Term Loan Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable portion of the Term Loan and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Term Loan Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Without limiting the foregoing, the failure of any Defaulting Lender to make any portion of the Term Loan on any Funding Date shall not relieve any other Term Loan Lender of any obligation hereunder to make a portion of the Term Loan on such Funding Date, but no Lender shall be responsible for the failure of any Defaulting Lender to make a portion of the Term Loan to be made by such other Lender on any Funding Date. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Term Loan Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Term Loan Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Group’s or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(v) If, at any time there is more than one Term Loan Lender, the Term Loan Lenders and Agent shall comply with Section 2.3(c) by replacing references to “Advances,” “Swing Loans” and “Protective Advances” with “Term Loan,” to the extent that the context reasonably requires.

2.4 Payments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made in Dollars to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day, and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders, the Tranche A Lenders, the Tranche B Lenders and the Term Loan Lenders, as applicable (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender), and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders, the Tranche A Lenders, the Tranche B Lenders and the Term Loan Lenders, as applicable. All payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows (provided that so long as no Event of Default has occurred and is continuing, Agent shall be entitled to apply the proceeds of Collections to reduce the balance of the Advances outstanding, applied first to Tranche B Advances and, after no Tranche B Advances are outstanding, to Tranche A Advances):

(A) first, ratably to pay any Lender Group Expenses then due to Agent or any of the Lenders under the Loan Documents, until paid in full,

(B) second, ratably to pay any fees or premiums then due to Agent (for its separate account, after giving effect to any agreements between Agent and individual Lenders) or any of the Lenders under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, so long as no Event of Default has occurred and is continuing, ratably to pay interest due in respect of the Tranche A Advances, the Tranche B Advances, the Swing Loans and the Term Loan until paid in full,

(F) sixth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Swing Loans until paid in full,

(G) seventh, so long as no Event of Default has occurred and is continuing, to pay any principal amount then due and payable with respect to the Term Loan until paid in full,

(H) eighth, so long as no Event of Default has occurred and is continuing, ratably to pay the principal of all Tranche B Advances until paid in full,

(I) ninth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Administrative Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

(J) tenth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Tranche A Advances until paid in full,

(K) eleventh, if an Event of Default has occurred and is continuing, ratably to pay interest due in respect of the Tranche A Advances and the Swing Loans made by the Tranche A Lenders

(L) twelfth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Tranche A Advances and Swing Loans made by Tranche A Lenders until paid in full, (ii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrowers’ and its Subsidiaries’ obligations in respect of Bank Products have been paid in full or the cash collateral amount has been exhausted and (iii) to Agent, to be held by Agent, for the benefit of Issuing Lender in respect of Letters of Credit allocable to Tranche A Lenders, as cash collateral in an amount up to 105% of the Tranche A Letter of Credit Usage until paid in full,

(M) thirteenth, if an Event of Default has occurred and is continuing, ratably to pay interest due in respect of the Tranche B Advances, the Swing Loans made by the Tranche B Lenders and the Term Loan,

(N) fourteenth, if an Event of Default has occurred and is continuing, ratably (i) to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full, (ii) to pay the principal of all Tranche B Advances and Swing Loans made by Tranche B Lenders until paid in full, and (iii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender in respect of Letters of Credit allocable to Tranche B Lenders, as cash collateral in an amount up to 105% of the Tranche B Letter of Credit Usage until paid in full,

(O) fifteenth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Borrowers’ and its Subsidiaries’ obligations in respect of Bank Products), and

(P) sixteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of the foregoing (other than clause (O)), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (O), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(vi) The provisions of this Section 2.4 constitute an agreement among Borrowers, the Lender Group and the Bank Product Provider as to the application of payments, Collections and proceeds of Collateral and do not constitute any subordination of (x) any Obligations or (y) the right to payment of any Obligations.

(c) Mandatory Prepayments.

(i) [Intentionally Omitted]

(ii) Immediately upon any voluntary or involuntary sale or disposition by Borrowers or any of their Subsidiaries of property or assets (other than sales or dispositions of Inventory or Equipment in the ordinary course of business), Borrowers shall prepay the outstanding Obligations in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such sales or dispositions to the extent that the aggregate amount of Net Cash Proceeds received by Borrowers and their Subsidiaries (and not paid to Agent as a prepayment of the Obligations) for all such sales or dispositions shall exceed $5,000,000 in any fiscal year; provided, however, that Borrowers shall not be required to prepay hereunder, and any Foreign Subsidiary may retain, that portion of the Net Cash Proceeds received by such Foreign Subsidiary from such sale or disposition as, and only so long as, is required to comply with the applicable laws or regulations of such Foreign Subsidiary’s jurisdiction of organization. Nothing contained in this subclause (ii) shall permit Borrowers or any of their Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

(iii) Immediately upon the receipt by Borrowers or any of their Subsidiaries of any Extraordinary Receipts in excess of $250,000 in the aggregate in any fiscal year of Parent ending after the Closing Date, Borrowers shall prepay the outstanding Obligations in accordance with clause (d) below in an amount equal to 100% of such Extraordinary Receipts in excess of $250,000 in the aggregate in any fiscal year of Parent ending after the Closing Date, net of any reasonable expenses incurred in collecting such Extraordinary Receipts; provided, however, that Borrowers shall not be required to prepay hereunder, and any Foreign Subsidiary may retain, that portion of the Extraordinary Receipts otherwise required to be prepaid pursuant to this Section 2.4(c)(iii) and received by such Foreign Subsidiary as, and only so long as, is required to comply with the applicable laws or regulations of such Foreign Subsidiary’s jurisdiction of organization.

(iv) Immediately upon the issuance or incurrence by Borrowers or any of their Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a) through (c) and (e) through (g) of Section 6.1), or the sale or issuance by Borrowers or any of their Subsidiaries of any shares of its Capital Stock, Borrowers shall prepay the outstanding principal of the Obligations in accordance with clause (d) in an amount equal to 50% of the Net Cash Proceeds received by Borrowers or their Subsidiaries in connection with such sale, issuance, or incurrence. The provisions of this subsection (iv) shall not be deemed to be implied consent to any such sale, issuance, or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(d) Application of Payments.

(i) [Intentionally Omitted]

(ii) Each prepayment pursuant to subclauses (c)(ii) and (c)(iii) above (in each case except with respect to insurance proceeds and condemnation awards related to a casualty or loss of Collateral) and subclause (c)(iv) above shall, (A) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan, until paid in full, second, to the outstanding principal amount of the Tranche B Advances and thereafter to the outstanding principal amount of the Tranche A Advances, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(i). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan (if any) in the inverse order of maturity.

(iii) Each prepayment pursuant to subclauses (c)(ii) above and (c)(iii) with respect to insurance proceeds and condemnation awards related to a casualty or loss of Collateral, shall, (A) so long as no Event of Default shall have occurred and be continuing, be applied as follows:

(1) if the proceeds are from any sale or disposition of any Accounts or Inventory or any insurance policy or condemnation award with respect to

Inventory, such proceeds shall be applied, first, to the outstanding principal amount of the Tranche B Advances, until paid in full, second, to the outstanding principal amount of the Tranche A Advances, until paid in full, and thereafter to the outstanding principal amount of the Term Loan, until paid in full. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan (if any) in the inverse order of maturity;

(2) subject to clause (3) below, if the proceeds are from the sale or disposition of any other assets or any insurance policy or condemnation award not described in clause (1) above, such proceeds shall be applied, first, to the outstanding principal amount of Term Loan, until, paid in full, second to outstanding principal amount of the Tranche B Advances, and thereafter to the outstanding principal amount of the Tranche A Advances, provided, however, that, except during the continuance of a Default or an Event of Default, such proceeds shall not be required to be so applied to the extent that such proceeds are used to replace, repair, or restore the properties or assets in respect of which such proceeds were paid if (i) the amount of proceeds received in respect of such sales, dispositions, insurance policies, or condemnation awards are less than $5,000,000 in the aggregate during the term of this Agreement, (ii) Borrowers deliver a certificate to Agent within 10 days after such sale or 30 days after the date of such loss, destruction, or taking, as the case may be, stating that such proceeds shall be used to replace, repair, or restore such properties or assets within a period specified in such certificate not to exceed the earlier of (x) 180 days after the receipt of such proceeds. and (y) the Maturity Date (which certificate shall set forth estimates of the proceeds to be so expended), and (iii) such proceeds are immediately deposited in a Deposit Account subject to a Control Agreement. If all or any portion of such proceeds not so applied to the prepayment of the Obligations in accordance with this clause (2) are not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto, such remaining portion shall be applied to the Obligations in accordance with this clause (2) on the last day of such specified period. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan (if any) in the inverse order of maturity; and

(3) if the proceeds are from a sale or disposition of all or substantially all of the assets or Stock of any Person or any insurance, which sale, disposition, or proceeds of insurance includes both Accounts or Inventory and other assets, such proceeds shall be applied as follows: (x) an amount equal to the net book value of such Accounts and Inventory, or if greater, an amount equal to the Revolver Usage supported by such assets determined using the effective advance rate under the Borrowing Base against such Accounts and Inventory (determined at the time of such sale or disposition or event resulting in such insurance proceeds), shall be applied first, to the outstanding principal amount of the Tranche B Advances, and second, to the outstanding principal amount of the Tranche A Advances, and (y) the remaining proceeds shall be applied, first, to the outstanding principal amount of the Term Loan, second, to the outstanding principal amount of the Tranche B Advances and third, to the outstanding principal amount of the Tranche A Advances. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan (if any) in the inverse order of maturity; and

(B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(i).

(iv) Notwithstanding anything to the contrary contained herein, if Excess Availability is less than or equal to $25,000,000 either (x) at any time during the 30 consecutive day period immediately prior to the date of any prepayment of the Term Loan, or (y) immediately after giving effect to any prepayment of the Term Loan, no such prepayment of the Term Loan shall be made and (1) Agent shall apply such amounts first, to the outstanding principal amount of the Tranche A Advances, second, to cash collateralization of the Letters of Credit in an amount equal to 105% of the then extant Tranche A Letter of Credit Usage, third, to the outstanding principal amount of the Tranche B Advances, and fourth, to cash collateralization of the Letters of Credit in an amount equal to 105% of the then extant Tranche B Letter of Credit Usage; and concurrently with such payment of the Advances and cash collateralization of the Letters of Credit, Agent shall establish and maintain a corresponding reserve against the Borrowing Base and the Maximum Revolver Amount in an amount equal to the amount that would have otherwise been applied by Borrowers to the prepayment of the Term Loan, and (2) the amount that is applied to the Advances and to cash collateralize the Letters of Credit pursuant to subclause (1) shall be applied to the prepayment of the Term Loan, and the corresponding reserve against the Borrowing Base and the Maximum Revolver Amount shall be released, at such time and from time to time as Excess Availability is greater than $25,000,000 both (x) for the 30 consecutive day period immediately prior to the date of such prepayment of the Term Loan and (y) immediately after giving effect to such prepayment of the Term Loan.

(e) Optional Prepayment of Term Loans. The Borrowers shall have the privilege of making full or partial prepayments of the Term Loan, upon five (5) Business Days prior written notice to the Agent, if Excess Availability is greater than $25,000,000 both (x) for the 30 consecutive day period immediately prior to the date of such prepayment of the Term Loan and (y) immediately after giving effect to such prepayment of the Term Loan. Any optional prepayment of the Term Loan shall be in a minimum amount of $1,000,000. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity.

2.5 Overadvances. If, at any time or for any reason, the aggregate amount of outstanding principal of the Advances, Letter of Credit Usage or other Obligations accrued and payable by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in

Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit, Bank Product Obligations and other amounts that have accrued but are not yet due and payable pursuant to Section 2.6(d)) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is a Tranche A Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, (ii) if the relevant Obligation is a Tranche A Advance that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus 0.75 percentage points, and (iii) otherwise, at a per annum rate equal to the Base Rate plus 4.50 percentage points.

The foregoing notwithstanding, at no time shall: (x) any portion of the Tranche A Advances bear interest on the Daily Balance thereof at a per annum rate less than 5%, and (y) any portion of any other Obligations (other than contingent reimbursement obligations with respect to Letters of Credit, Bank Product Obligations and other amounts that have accrued but are not yet due and payable pursuant to Section 2.6(d)) bear interest on the Daily Balance thereof at a per annum rate less than 10%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to: (x) 2.5% per annum times the Daily Balance of the Tranche A Letter of Credit Usage, and (y) 3.0% per annum times the Daily Balance of the Tranche B Letter of Credit Usage.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 3 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for above shall be increased to 3 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender

Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loan and including any amounts due and payable to the Bank Product Provider in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder; provided, however, that if, at the time that any amounts due in respect of interest on the Tranche B Advances or Term Loan are charged to Borrower’s Loan Account, an Event of Default or Overadvance exists, or would result therefrom, such amounts shall not constitute Tranche A Advances but instead shall continue to remain outstanding as amounts due in respect of Tranche B Advances or Term Loan and such amounts shall be compounded and added to the outstanding principal balance of the Tranche B Advances or Term Loan, as applicable. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder; provided, however, that if, at the time that any amounts due in respect of interest on the Tranche B Advances or Term Loan are charged to Borrower’s Loan Account, an Event of Default or Overadvance exists, or would result therefrom, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of Tranche B Advances or Term Loan and such amounts shall be compounded and added to the outstanding principal balance of the Tranche B Advances or Term Loan, as applicable.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Cash Management

(a) Borrowers shall (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their domestic Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrowers) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance reasonably acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrowers, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account.

(c) So long as no Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrowers shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of written notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d) The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

2.8 Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9 Designated Account. Agent is authorized to make the Advances and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances and portions of the Term Loan requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Protective Advance, Swing Loan or portion of the Term Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan, all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the amounts charged pursuant to Section 2.12 in respect of the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be rebuttably presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. Each request for the issuance of a Letter of Credit or the amendment, renewal, or extension of any outstanding Letter of Credit shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the then extant outstanding amount of Advances, or

(ii) the Letter of Credit Usage would exceed $50,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant outstanding amount of Advances.

For purposes of this Agreement, prior to the occurrence and continuation of an Event of Default, Letter of Credit Usage and any resulting Advance in respect thereof shall be allocated and attributed as follows:

(i) first, ratably among the Tranche A Lenders, in an amount equal to the Tranche A Commitment less the aggregate outstanding amount of Tranche A Advances; and

(ii) thereafter, ratably among the Tranche B Lenders.

At the time that an Event of Default occurs and so long as it is continuing, the allocation of Letter of Credit Usage shall be fixed as of the date of such Event of Default.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may, at Administrative Borrower’s request, be issued to support letters of credit for the account of any Borrower that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to the applicable type of Advances under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), subject to Section 2.1(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of the applicable type of Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such type of Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, subject to the allocation provision of Section 2.12(a), the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each

Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit unless such malfunction is caused by the gross negligence or willful misconduct of the Lender Group or Issuing Lender.

(d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) [Intentionally Omitted]

(f) If by reason of (i) any change after the date hereof in any applicable law, treaty, rule, or regulation or any change after the date hereof in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) imposed after the date hereof of any Governmental Authority or monetary authority including, any change after the date hereof in the application of Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall, after the date hereof, be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall, after the date hereof, be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may reasonably specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Tranche A Advances as Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate determined by reference to the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Tranche A Advances be charged at a rate of interest determined by reference to the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Tranche A Advances bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Tranche A Advances as Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Tranche A Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Tranche A Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Prepayments. Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Tranche A Lender on a prospective basis to take into account any additional or increased costs to such Tranche A Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes after the date hereof in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes after the date hereof in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at a rate determined by reference to the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Tranche A Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change after the date hereof in market conditions or the adoption after the date hereof of any law, regulation, treaty, or directive, or any change therein after the date hereof or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Tranche A Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Tranche A Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Tranche A Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at a rate determined by reference to the LIBOR Rate. The provisions of this Section shall apply as if each Tranche A Lender or its Participants had match funded any Obligation as to which interest is accruing at a rate determined by reference to the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change after the date hereof in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change after the date hereof in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), imposed after the date hereof, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:

(i) Agent and Lenders may collect from such Borrower without first foreclosing on any Real Property or other Collateral pledged by Borrowers.

(ii) If Agent or any Lender forecloses on any Real Property pledged by Borrowers:

(A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B) Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(i) The provisions of this Section 2.15 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.16 Registered Notes. Agent, acting solely for this purpose as a non-fiduciary agent on behalf of Borrowers (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(i), the assigning Lender) agrees to record the Commitments, Advances, and Term Loan on the Register (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(i), a Related Party Register). Each Commitment, Advance, and Term Loan recorded on the Register (or Related Party Register) may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of each Commitment, Advance, and Term Loan, each Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 13.1(i)

(a “Registered Note”), payable to the order of such Lender or its registered assigns and otherwise duly completed. Once recorded on the Register (or Related Party Register), no Commitment, Advance, or Term Loan may be removed from the Register (or Related Party Register) so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

2.17 Securitization. Each Borrower hereby acknowledges that each Lender (a “Securitizing Lender”) and each of its Affiliates and Related Funds may sell or securitize the Obligations (a “Securitization”) through the pledge of the Obligations as collateral security for loans to such Securitizing Lender or its Affiliates or Related Funds or through the sale of the Obligations or the issuance of direct or indirect interests in the Obligations, which loans to such Securitizing Lender or its Affiliates or Related Funds or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”). Each Borrower agrees to cooperate with such Securitizing Lender and its Affiliates and Related Funds to effect the Securitization including, without limitation, by (a) executing such additional documents, as reasonably requested by such Securitizing Lender in connection with the Securitization, provided that (i) any such additional documentation does not impose material additional costs on Borrowers, and (ii) any such additional documentation does not materially adversely affect the rights, or materially increase the obligations, of Borrowers under the Loan Documents or change or affect in a manner adverse to Borrowers the financial terms of any of the Obligations, (b) providing such information as may be reasonably requested by such Securitizing Lender in connection with the rating of any of the Obligations or the Securitization, and (c) providing in connection with any rating of any of the Obligations a certificate (i) agreeing to indemnify such Securitizing Lender and its Affiliates and Related Funds, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which such Securitizing Lender or any of its Affiliates or Related Funds, or such Securitization Parties, may become subject insofar as the Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Borrower to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by such Securitizing Lender or its successors or assigns of the Obligations and (ii) agreeing to reimburse such Securitizing Lender and its Affiliates and Related Funds, and such Securitization Parties, for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances or any portion of the Term Loan hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates; and

(d) no Material Adverse Change shall have occurred.

3.3 Term. This Agreement shall continue in full force and effect for a term ending on October 24, 2007 (the “Maturity Date”), unless terminated earlier in accordance with the terms of this Agreement. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement pursuant to Section 8.1.

3.4 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, (ii) providing one or more letters of credit containing terms and conditions, and issued by one or more banks, in all cases acceptable to Agent and the Required Lenders in their Permitted Discretion for the benefit of those Lenders with a Revolver Commitment in an aggregate amount equal to 105% of the Letter of Credit Usage, or (iii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Provider with respect to the Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon 60 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Provider with respect to the Bank Products Obligations), in full. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay in cash the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Provider with respect to the Bank Products Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice.

3.6 Condition Subsequent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to continue to make Advances or lend any portion of the Term Loan (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

(a) Within 30 days of the Closing Date, Borrowers shall execute and deliver to Agent such documents as Agent may require in order to perfect Agent’s Lien on 66% of the outstanding shares of Stock of Silicon Graphics World Trade B.V.

(b) Within 15 days of the Closing Date, Borrowers shall cause counsel for Borrowers reasonably acceptable to Agent to deliver to Agent an opinion of Borrowers’ counsel with respect to perfection by control of Agent’s Lien on Borrowers’ Deposit Accounts, which opinion shall be in the form and substance reasonably acceptable to Agent.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance or the lending of a portion of the Term Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Advance or such lending of a portion of the Term Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 No Encumbrances. Each Borrower has good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2 Eligible Accounts. As to each Account that is identified by a Borrower as an Eligible Account in a borrowing base report submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtors created by the sale and delivery of Inventory or, if applicable, the rendition of services to such Account Debtors in the ordinary course of Borrowers’ business, (b) owed to Borrowers without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definitions comprising Eligible Accounts.

4.3 Eligible Inventory. As to each item of Inventory that is identified by Administrative Borrower as Eligible Inventory in a borrowing base report submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

4.4 Equipment. Each material item of Equipment of Borrowers and their Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

4.5 Location of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair) of Borrowers are not stored with a bailee, warehouseman, or similar party except as set forth in Schedule 4.5 and are located only at, or in-transit between, the locations identified on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.9).

4.6 Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of Inventory and the book value thereof in all material respects.

4.7 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name and jurisdiction of organization of each Borrower and each of its Subsidiaries is set forth on Schedule 4.7(a).

(b) The chief executive office of each Borrower and, as of the Closing Date, each of its Subsidiaries, is located at the address indicated on Schedule 4.7(b).

(c) Each Borrower’s and each of its Subsidiaries’ organizational identification number, if any, is identified on Schedule 4.7(c).

(d) As of the Closing Date, Borrowers and their Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 4.7(d).

4.8 Due Organization and Qualification; Subsidiaries.

(a) Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) Set forth on Schedule 4.8(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.8(c) is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of its organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock, except with respect to Foreign Subsidiaries, an immaterial number or percentage of shares of Stock thereof which is held by local Persons in accordance with the applicable laws or regulations of the jurisdictions of such Foreign Subsidiaries.

4.9 Due Authorization; No Conflict.

(a) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

(b) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s interest holders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c) Other than the filing of financing statements, and the recordation of the Mortgage Supplement, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created, perfected and first priority Liens, subject only to Permitted Liens.

4.10 Litigation. Other than those matters disclosed on Schedule 4.10 or in Parent’s filings with the SEC, there are no material actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against Borrowers, or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles) and (b) matters arising after the Closing Date that, if decided adversely to Borrowers, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

4.11 No Material Adverse Change. All financial statements of Borrowers and their Subsidiaries that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ and their Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers and their Subsidiaries since the date of the latest consolidated financial statements submitted to Agent on or before the Closing Date.

4.12 Fraudulent Transfer.

(a) Each Borrower is Solvent.

(b) No transfer of property is being made by any Borrower or any Subsidiary and no obligation is being incurred by any Borrower in or any Subsidiary connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or their Subsidiaries.

4.13 Employee Benefits. Except as set forth on Schedule 4.13, none of Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit

Plan or Multiemployer Plan. Each of Borrowers, their Subsidiaries and their ERISA Affiliates have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute and has made all contributions required under the terms of each Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.

4.14 Environmental Condition. Except as set forth on Schedule 4.14, and except for other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Change: (a) to Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been used by Borrowers or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers, and (d) none of Borrowers have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

4.15 Intellectual Property.

(a) Each Borrower and each Subsidiary of a Borrower owns or has a right to use all Patents, Copyrights, Trademarks and Licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 4.15 (as updated semi-annually) is a true, correct, and complete listing of Patents, Copyrights and Trademarks as to which each Borrower and each Subsidiary of a Borrower is the owner or is an exclusive licensee (collectively, “Scheduled Intellectual Property Collateral”).

(b) Except as set forth in Schedule 4.15:

(i) Each Borrower and each Subsidiary of a Borrower is the sole owner or is an exclusive licensee of its Scheduled Intellectual Property Collateral, free and clear of any Lien (other than in favor of Agent, for the benefit of Lender Group and the Bank Product Provider or any Permitted Lien) without the payment of any monies or royalty except with respect to off-the-shelf software;

(ii) Each Borrower and each Subsidiary of a Borrower has taken, and will continue to take, all actions which are necessary or advisable to acquire and protect its Scheduled Intellectual Property Collateral, consistent with prudent commercial practices and such Borrower’s or Subsidiary’s business judgment, including: (x) registering all Copyrights included within the Scheduled Intellectual Property Collateral which, in such Borrower’s or Subsidiary’s business judgment, are of sufficient value to merit such treatment, in the U.S.

Copyright Office, and (y) registering all Patents and Trademarks included within the Scheduled Intellectual Property Collateral which, in such Borrower’s or Subsidiary’s business judgment, are of sufficient value to merit such treatment, in the United States Patent and Trademark Office;

(iii) Each Borrower’s and each Subsidiary of a Borrower’s rights in the Scheduled Intellectual Property Collateral are valid and enforceable;

(iv) No Borrower or Subsidiary of a Borrower has received any material demand, claim, notice or inquiry from any Person in respect of the Scheduled Intellectual Property Collateral which challenges, threatens to challenge or inquiries as to whether there is any basis to challenge, the validity of, the rights of Borrowers and their Subsidiaries in or the right of Borrowers and their Subsidiaries to use, any such Scheduled Intellectual Property Collateral, and Borrowers and their Subsidiaries know of no basis for any such challenge;

(v) Borrowers and their Subsidiaries have not received any formal written notice of any violation or infringement of any proprietary rights of any other Person that could reasonably be expected to result in a Material Adverse Change;

(vi) except on an arm’s-length basis for value and other commercially reasonable terms, Borrowers and their Subsidiaries have not granted any license with respect to any Scheduled Intellectual Property Collateral to any Person other than that Scheduled Intellectual Property Collateral that Borrowers and their Subsidiaries have made available to the “open source community”; and

(vii) Borrowers and their Subsidiaries are not pursuing any claims or causes of actions against any Person for infringement of the Scheduled Intellectual Property Collateral that could reasonably be expected to result in a Material Adverse Change.

4.16 Leases. Borrowers enjoy peaceful and undisturbed possession under all leases of Equipment and Real Property material to their business and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and no material default by Borrowers exists under any of them. Borrowers’ Subsidiaries enjoy peaceful and undisturbed possession under all leases of Equipment and Real Property material to the business of the Borrowers and their Subsidiaries, taken as a whole, and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and no default material to the business of the Borrowers and their Subsidiaries, taken as a whole, by any of Borrowers’ Subsidiaries exists under any of them.

4.17 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.17 is a listing of all of Borrowers’ and their Subsidiaries’ domestic Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person. Each of the Deposit Accounts and Securities Accounts set forth on Schedule 4.17 is the subject of a Control Agreement.

4.18 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrowers or their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers or their Subsidiaries in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Parent’s good faith estimate of its consolidated future performance for the periods covered thereby. Notwithstanding anything in any Loan Document to the contrary, Borrowers make no representation or warranty for any purpose, including Section 7.9 hereof, as to any projection or forecast of results or other forward looking statement set forth in any Projection, in the Closing Date Projections or otherwise in any document or statement delivered or made to the Agent or any Lender other than, in the case of any such projection, forecast or forward looking statement, that Borrowers had a good faith belief at the time of such delivery that such projection, forecast or forward looking statement was reasonably supported based on the assumptions described in connection therewith at the time of such delivery.

4.19 Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Borrower and each Subsidiary outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date, and such Schedule accurately reflects the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20 Classified Material. The Classified Material is not necessary to and will not otherwise prohibit or impede the Lender Group’s enforcement rights related to any Collateral (except for non-material amounts of books and records and Equipment which may contain Classified Material)

4.21 Inactive Subsidiaries. The Inactive Subsidiaries, taken as a whole, do not own assets with an aggregate fair market value in excess of $1,000,000 (excluding obligations constituting Permitted Investments due from any Affiliate). None of the Inactive Subsidiaries has any material liabilities or engages in any business operations.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following (provided, however, that only Administrative Borrower is required to comply with Section 5.2 and Section 5.3, in each case on behalf of itself and the other Borrower):

5.1 Accounting System. Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their sales.

5.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to reasonably cooperate fully with Agent to maintain a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

5.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the time specified herein. In addition, Parent agrees that no Subsidiary of Parent will have a fiscal year end different from that of Parent, other than as required by applicable law.

5.4 [Intentionally Omitted].

5.5 Inspection. Permit Agent, each Lender, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, its officers and employees at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.

5.6 Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be reasonably expected to result in a Material Adverse Change), and comply in all material respects at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any material loss or forfeiture thereof or thereunder.

5.7 Taxes. Cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrowers will and will cause their Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that the applicable Borrower or Subsidiary has made such payments or deposits.

5.8 Insurance.

(a) At Borrowers’ expense, maintain insurance respecting their and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny and embezzlement. All such policies of insurance shall be in such amounts as are ordinarily maintained by Persons engaged in the same or similar businesses and with such insurance companies as are reasonably satisfactory to Agent. Other than business interruption insurance policies, Borrowers shall deliver or has delivered certificates of insurance evidencing all required coverages to Agent with an endorsement naming Agent as loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each certificate of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b) Administrative Borrower shall give Agent prompt notice of any loss of the Collateral exceeding $250,000 covered by such insurance. Borrowers shall have the exclusive right to adjust any such losses payable under any such insurance policies which are less than $250,000. In the case of any losses of the Collateral payable under such insurance exceeding $250,000, to the extent permitted under such insurance policies, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies (other than business interruption insurance policies), without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability or business interruption insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain of Collateral, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or to be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, restorations or reimbursements.

5.9 Location of Threshold Inventory and Threshold Equipment. Keep the Threshold Inventory and Threshold Equipment only at the locations identified on Schedule 4.5 or in transit from one such location to another; provided, however, that Administrative Borrower may amend Schedule 4.5 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, if such location is not owned by a Borrower, the applicable Borrower provides Agent a Collateral Access Agreement with respect thereto.

5.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.11 Leases. Pay, or cause to be paid, when due all rents and other amounts payable under any material leases to which any Borrower or any Subsidiary of a Borrower is a party or by which any Borrower’s or any of its Subsidiaries’ properties and assets are bound, unless the failure to pay such amounts would not, individually or in the aggregate, result in and reasonably could not be expected to result in a Material Adverse Change or a Lien other than a Permitted Lien.

5.12 Existence. At all times preserve and keep in full force and effect each Borrower’s and each of its Subsidiaries’ valid existence and good standing and any rights and franchises, in each case, material to the Borrowers’ businesses taken as a whole.

5.13 Environmental.

(a) Keep any property owned or operated by any Borrower or (with respect to property that is material to the business of Borrowers and their Subsidiaries, taken as a whole) any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or (with respect to property that is material to the business of Borrowers and their Subsidiaries, taken as a whole) any Subsidiary of a Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower that is not a Permitted Lien, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of a Borrower which could reasonably be expected to cause a Material Adverse Change, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

5.14 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the facts and circumstances in which such statement was made or known by any Borrower or any Subsidiary of a Borrower to exist at the time such statement was made.

5.15 Control Agreements. Take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its domestic Securities Accounts, domestic Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.

5.16 Assignment of Proceeds. Execute and deliver to Agent any and all additional documents that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, providing for the assignment of all proceeds to Agent arising from any license or royalty agreement entered into by any Borrower with respect to such Borrower’s General Intangibles.

5.17 Employee Benefits.

(a) Deliver to Agent: (i) promptly, and in any event within 10 Business Days after Borrowers or their Subsidiaries know or have reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of such Borrower or such Subsidiary describing such ERISA Event and any action that is being taking with respect thereto by Borrowers or their Subsidiaries or their ERISA Affiliates, and any action taken or threatened by the IRS, Department of Labor, or PBGC; Borrowers and Subsidiaries shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrowers or their Subsidiaries or, to the knowledge of Borrowers or their Subsidiaries, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three Business Days after receipt by Borrowers or their Subsidiaries or, to the knowledge of Borrowers or their Subsidiaries or any of their ERISA Affiliates, of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

(b) Cause to be delivered to Agent, upon Agent’s request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof that have been distributed to employees or former employees of Borrowers or their Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent Plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three Plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrowers or their Subsidiaries or any of their ERISA Affiliates to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrowers or their Subsidiaries or any of their ERISA Affiliates regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrowers or its Subsidiaries under any Retiree Health Plan.

5.18 Formation of Subsidiaries. At the time that any Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower shall (a), if such new Subsidiary is a Domestic Subsidiary, cause such new Subsidiary to provide to Agent a joinder to this Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Lender a first priority Lien (subject to Specified Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in any such new Domestic Subsidiary, and if such new Foreign Subsidiary is owned by a Domestic Subsidiary, 66% of the direct or beneficial ownership interest in any such new Foreign Subsidiary, in each case in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.18 shall be a Loan Document.

6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19,

(c) Permitted Purchase Money Indebtedness,

(d) other unsecured Indebtedness (other than Indebtedness described in clause (h) of this Section 6.1) in an aggregate principal amount at any time outstanding not to exceed $5,000,000,

(e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) through (d) of this Section 6.1 or this Section 6.1(e) (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Borrowers as liable with respect thereto if such additional Borrowers were not liable with respect to the original Indebtedness, (ii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(f) endorsement of instruments or other payment items for deposit,

(g) Indebtedness comprising Permitted Investments, and

(h) Indebtedness comprising performance guaranties in the ordinary course of Borrowers’ business in an aggregate amount at any time outstanding not to exceed $30,000,000.

6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 6.1(e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

6.3 Restrictions on Fundamental Changes.

(a) Enter into any merger or consolidation, reorganization or recapitalization (other than any merger (x) between any Domestic Subsidiary and Parent in which Parent is the surviving corporation or (y) between two Foreign Subsidiaries) not otherwise permitted under the Loan Documents, or reclassify its Stock other than pursuant to the terms of such Stock;

(b) Other than with respect to Inactive Subsidiaries, liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution),

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets, or

(d) Other than Permitted Dispositions, suspend or go out of a substantial portion of its or their business.

6.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Borrower or any Subsidiary of a Borrower.

6.5 Change Name. Change any Borrower’s or any of its Subsidiaries’ name, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower or a Subsidiary of a Borrower may change its name upon at least 30 days’ prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

6.6 Nature of Business. Make any change in the principal nature of their business.

6.7 Prepayments and Amendments. Except in connection with a refinancing permitted by Section 6.1(e):

(a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or a Subsidiary of a Borrower, other than the Obligations in accordance with this Agreement,

(b) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(c) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1(b).

6.8 Change of Control. Cause or permit, directly or indirectly, any Change of Control.

6.9 Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.10 Distributions. Other than distributions or declaration and payment of dividends by a Borrower to another Borrower, by any Subsidiary to a Borrower, or by any Foreign Subsidiary to any other Subsidiary, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Stock of any Borrower, of any class, whether now or hereafter outstanding.

6.11 Accounting Methods. Modify or change their fiscal year or materially modify or change their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ accounting records in a manner that would result in said accounting firm or service bureau declining to provide Agent information regarding Borrowers’ and their Subsidiaries’ financial condition.

6.12 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) other than Indebtedness permitted under Section 6.1 for or in connection with any Investment; provided, however, that Borrowers shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $500,000 at any one time unless Administrative Borrower and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Borrowers shall not establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that (a) are upon fair and reasonable terms, and (b) are no less favorable to Borrowers or their respective Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.

6.14 Use of Proceeds. Use the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

6.15 Inventory and Equipment with Bailees. Except as set forth on Schedule E-1, store the Threshold Inventory or Threshold Equipment of Borrowers at any time now or hereafter with a bailee, warehouseman, or similar party without Agent’s prior written consent.

6.16 Financial Covenants.

(a) Minimum EBITDA. Fail to achieve EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$ <21,572,000>	For Borrowers’ fiscal quarter ending in September 2005

$ <36,863,000>	For Borrowers’ two consecutive fiscal quarters, the second of which ends in December 2005

$ <34,749,000>	For Borrowers’ three consecutive fiscal quarters, the third of which ends in March 2006

$ <15,327,000>	For Borrowers’ four consecutive fiscal quarters, the last of which ends in June 2006

$ 9,074,000	For Borrowers’ four consecutive fiscal quarters, the last of which ends in September 2006

$ 36,734,000	For Borrowers’ four consecutive fiscal quarters, the last of which ends in December 2006

$ 10,000,000	For Borrowers’ fiscal quarter ending in December, 2006

$ 51,263,000	For Borrowers’ four consecutive fiscal quarters, the last of which ends in March 2007

$ 67,662,000	For Borrowers’ four consecutive fiscal quarters, the last of which ends in June 2007

(b) Minimum Global Unrestricted Cash. Fail, at all times, to maintain Global Unrestricted Cash of Parent and its Subsidiaries, determined on a consolidated basis, of no less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$ 25,000,000	From the Closing Date through and including the last day of Borrowers’ fiscal quarter ending in December 2006

$ 35,000,000	From the date following the last day of Borrowers’ fiscal quarter ending in December 2006 through and including the last day of Borrowers’ fiscal quarter ending in March 2007

$ 25,000,000	From the date following the last day of Borrowers’ fiscal quarter ending in March 2007 and thereafter

(c) Maximum International Global Unrestricted Cash. Maintain, on the last Business Day of each week, Global Unrestricted Cash in excess of $35,000,000 in the aggregate other than in those Deposit Accounts and Securities Accounts identified on Schedule 4.17.

(d) Minimum Held Cash Collateral. Fail, at all times, to have pledged to Agent Held Cash Collateral in an amount equal to or greater than the amount by which the Obligations exceed the Borrowing Base.

(e) Capital Expenditures. Make Capital Expenditures in any fiscal year in excess of $19,200,000; provided, however:

(i) if Borrowers’ Capital Expenditures during Borrowers’ fiscal year ending in June 2005 are less than $19,200,000, then the maximum Capital Expenditures in Borrowers’ fiscal year ending in June 2006 shall not exceed the sum of: (A) $19,200,000 plus (B) the lesser of: (I) $4,000,000 or (II) the difference between $19,200,000 and the amount of Borrowers’ Capital Expenditures during Borrowers’ fiscal year ending in June 2005; and

(ii) if Borrowers’ Capital Expenditures during Borrowers’ fiscal year ending in June 2006 are less than $19,200,000, then the maximum Capital Expenditures in Borrowers’ fiscal year ending in June 2007 shall not exceed the sum of: (A) $19,200,000 plus (B) the lesser of: (I) $4,000,000 or (II) the difference between $19,200,000 and the amount of Borrowers’ Capital Expenditures during Borrowers’ fiscal year ending in June 2006.

6.17 No Transactions Prohibited Under ERISA; Unfunded Liability.

(a) Directly or indirectly

(i) engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(ii) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(iv) terminate any Benefit Plan where such event would result in any liability of Borrowers, any Subsidiary of a Borrower or any of their ERISA Affiliates under Title IV of ERISA which was not paid in connection with such termination;

(v) fail to make any required contribution or payment to any Multiemployer Plan;

(vi) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(vii) amend a Plan resulting in an increase in current liability for the Plan year such that any of Borrowers, any Subsidiary of a Borrower or any of their ERISA Affiliates is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(viii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any of their ERISA Affiliates in excess of $1,000,000.

6.18 Inactive Subsidiaries. Permit, at any time: (a) the Inactive Subsidiaries, taken as a whole, to own assets with an aggregate fair market value of $1,000,000 (excluding obligations constituting Permitted Investments due from any Affiliate) or (b) any of the Inactive Subsidiaries to incur any material liabilities or engage in any business activities.

7. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1 If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations);

7.2 If Borrowers or any Subsidiary of any Borrower

(a) fail to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.5, 5.8, 5.12, 5.14, 5.16, or 6.1 through 6.17 of this Agreement;

(b) fail to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.10, 5.11, or 5.15 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Administrative Borrower by Agent;

(c) fail to perform any covenant or other agreement contained in Sections 5.2 or 5.3 and such failure or neglect is not cured within 5 days after the date on which such failure or neglect first occurs;

(d) fail to perform any covenant or other agreement contained in Section 5.1 and such failure or neglect is not cured within 15 days after the date on which such failure or neglect first occurs; or

(e) fail to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents; in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Administrative Borrower by Agent;

7.3 If any material portion of the assets of any Borrower or any material portion of the assets of the Borrowers and their Subsidiaries, taken as a whole, is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Borrower or the applicable Subsidiary;

7.4 If an Insolvency Proceeding is commenced by any Borrower;

7.5 If an Insolvency Proceeding is commenced against any Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary, and any of the following events occur: (a) the applicable Borrower or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower or any Subsidiary of a Borrower, or (e) an order for relief shall have been issued or entered therein;

7.6 If any Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

7.7 If one or more judgments, orders, or awards involving an aggregate amount of $2,500,000, or more (except to the extent covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Borrower or any Subsidiary of a Borrower or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Borrower or the applicable Subsidiary;

7.8 If there is a default (other than a default that Parent is disputing diligently, in good faith, and by appropriate proceedings) in any agreement to which any Borrower or any Subsidiary of a Borrower is a party with one or more third Persons relative to Indebtedness of any Borrower involving in an amount of $3,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or Subsidiary’s obligations thereunder;

7.9 If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Lender in connection with this Agreement or any other Loan Document by any Borrower or any officer, employee or director of any Borrower, proves to have been untrue in any material respect when made;

7.10 An Event of Default shall occur under the Restructuring Letter Agreement;

7.11 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected (to the extent that perfection can be effected by the measures required to be taken under the Loan Documents for such purpose) and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement; or

7.12 Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary of a Borrower, or a proceeding shall be commenced by any Borrower or any Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over any Borrower or any Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof.

8. THE LENDER GROUP’S RIGHTS AND REMEDIES.

8.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers:

(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and

(d) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers.

8.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9. TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as and to the extent required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following, provided, however, that if any failure by any Borrower described above in this Section 9 does not constitute an Event of Default and occurs when there has not occurred any Event of Default which is continuing, then Agent may do any or all of the following only if Agent shall have given notice of such failure to Administrative Borrower and such failure is not cured within 5 Business Days after the date of such notice: (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10. WAIVERS; INDEMNIFICATION; RELEASE.

10.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor (other than any notice required under this Agreement), notice of payment and nonpayment (other than any notice required under this Agreement), nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or in connection with the monitoring of Borrowers’ or their Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative Borrower:	Silicon Graphics, Inc. 1500 Crittenden Lane Mountain View, California 94043 Attn: Jean Furter, Vice President and Treasurer Fax No.: (650) 933-0415

With copies to:	Weil Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attn: Warren T. Buhle, Esq. Fax No.: (212) 310-8007

And to:	Silicon Graphics, Inc. 1500 Crittenden Lane Mountain View, California 94043 Attn: Barry Weinert, Esq., Associate General Counsel Fax No.: (650) 933-0651

If to Agent:	WELLS FARGO FOOTHILL, INC. 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attn: Business Finance Division Manager Fax No.: (310) 478-9788

with copies to:	Jeffer, Mangels, Butler & Marmaro LLP 1900 Avenue of the Stars, 7th Floor Los Angeles, California 90067 Attn: Joel J. Berman, Esq. Fax No.: (310) 203-0567

and to:	Ableco Finance LLC 299 Park Avenue New York, New York 10171 Attn: Kevin Genda Fax No.: (212) 284-7906

and to:	Paul, Hastings, Janofsky & Walker LLP 515 South Flower Street Twenty-Fifth Floor Los Angeles, California 90071 Attn: John Francis Hilson, Esq. Fax. No.: (213) 996-3300

If to Term B Lenders:	Ableco Finance LLC 299 Park Avenue New York, New York 10171 Attn: Kevin Genda Fax No.: (212) 284-7906

With copies to:	Paul, Hastings, Janofsky & Walker LLP 515 South Flower Street Twenty-Fifth Floor Los Angeles, California 90071 Attn: John Francis Hilson, Esq. Fax. No.: (213) 996-3300

Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED

UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS AND PRINCIPLES BUT INCLUDING AND GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) BORROWERS AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except such minimum amount shall not apply to an assignment and delegation by a Lender to (x) any other Lender or an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of which is an Affiliate or Related Fund of each other so long as the aggregate amount to be assigned to such group is at least $5,000,000); provided, however, that, except as otherwise provided in Section 13.1(c) hereof, Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Agent an Assignment and Acceptance, and (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if (x) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender or (y) the assignee is a Lender or an Affiliate of a Lender or a Related Fund of a Lender.

(b) Except as otherwise provided in Section 13.1(c) hereof, from and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee (if required), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 16.7 of this Agreement.

(c) Notwithstanding anything contained in this Section 13.1 to the contrary, a Lender may assign any or all of its rights hereunder to a Qualified Affiliate of such Lender or a Qualified Related Fund of such Lender without (i) providing any notice to Agent or any other Person or (ii) delivering an executed Assignment and Acceptance to Agent; provided, however, that (x) Borrowers and Agent may continue to deal solely and directly with the assigning Lender until an Assignment and Acceptance has been delivered to Agent, (y) the failure of such assigning Lender to deliver an Assignment and Acceptance to Agent or any other Person shall not affect the legality, validity or binding effect of such assignment, and (z) an Assignment and Acceptance between an assigning Lender and its Qualified Affiliate or Qualified Related Fund shall be effective as of the date specified in such Assignment and Acceptance.

(d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) Immediately upon Agent’s receipt of any processing fee payment (if required) and the fully executed Assignment and Acceptance (or, in the case of an assignment from a Lender to one or more of its Qualified Affiliates or Qualified Related Funds pursuant to Section 13.1(c), upon the effective date specified in such Assignment and Acceptance), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(f) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. The provisions of this Section 13.1(f) are solely for the benefit of the Lender Group, and Borrowers shall not have any rights as third party beneficiaries of any such provisions.

(g) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 16.7, disclose all documents and information which it now or hereafter may have relating to Borrowers and their Subsidiaries and their respective businesses.

(h) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 or any other Person, including, without limitation, as provided in Section 2.17, and such Person may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party (or any transferee thereof) for such Lender as a party hereto unless such pledgee or secured party (or transferee) becomes a Lender hereunder.

(i) Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain, or cause to be maintained, a register (the “Register”) on which it shall enter the names and addresses of the Lenders and the Commitments of, and the principal amount of the Advances and the Term Loan (and stated interest thereon) and Obligations with respect to Letters of Credit owing to, each Lender from time to time. Subject to the last sentence of this Section 13.1(i), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable notice. In the case of an assignment to a Qualified Affiliate or Qualified Related Fund pursuant to Section 13.1(c) as to which an Assignment and Acceptance is not delivered to Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register (the “Related Party Register”) comparable to the Register on behalf of Borrowers.

(j) A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), Agent and Borrowers shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(k) In the event that a Lender sells participations in the Registered Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(l) Notwithstanding anything contained in this Agreement to the contrary, so long as no Event of Default has occurred and is continuing, no Lender may assign or participate all or any portion of its Advances or Commitments or otherwise assign any or all of its rights hereunder to any Person organized under the laws of a Tier 3 or 4 Country absent prior review and approval by the DSS.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders and Administrative Borrower (on behalf of all Borrowers), do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the Pro Rata Share that is required to take any action hereunder,

(e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f) other than as permitted by Section 15.12, release Agent’s Lien in and to any of the Collateral,

(g) change the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate any of the Agent’s Liens,

(i) release any Borrower from any obligation for the payment of money,

(j) change the definition of Borrowing Base, any of the definitions used therein, the definition of Maximum Revolver Amount, the definition of Term Loan Amount, or Sections 2.1(b) or 2.4(b), or

(k) amend any of the provisions of Section 15.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

14.2 Replacement of Holdout Lender.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the

Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and portions of the Term Loan and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 (other than the proviso to Section 15.11(a)) are solely for the benefit of Agent, and the Lenders, and Borrowers and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other

Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances or portions of the Term Loan, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrowers or the books or records or properties of any of Borrowers’ Subsidiaries or Affiliates.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the requisite Lenders as it deems appropriate and until such instructions are received, Agent shall refrain from acting as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons.

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrowers and their Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or any portion of the Term Loan or any other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including reasonable fees and expenses of attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders (or such shorter period agreed to by the Agent and the Required Lenders). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the effective date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Swing Loans and Protective Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

15.11 Withholding Taxes.

(a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the penultimate sentence of this Section 15.11(a), subject to receipt of the necessary forms from the Lenders. “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by any Borrower.

(b) (i) If a Lender claims an exemption from United States withholding tax, such Lender shall deliver to Agent (or, in the case of an assignee of a Lender which is (x) a Qualified Affiliate or Qualified Related Fund of such Lender, and (y) for which an Assignment and Acceptance is not delivered to the Agent pursuant to Section 13.1(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only):

(A) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable;

(B) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable; or

(C) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable.

(ii) If a Lender claims an exemption from United States withholding tax pursuant to the portfolio interest exception, such Lender represents that such Lender is not (x) a “bank” as described in Section 881(c)(3)(A) of the IRC, (y) a 10% shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or (z) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC and such Lender shall deliver to Agent (or, in the case of an assignment to a Qualified Affiliate or Qualified Related Fund that is made pursuant to Section 13.1(c), to the assigning Lender) a properly completed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable.

Notwithstanding the foregoing, such Lender may provide a form W-8IMY, where applicable, with appropriate forms attached thereto.

Each Lender agrees promptly to notify Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Notwithstanding any other provision of this Section 15.11, no Lender shall be required to deliver any form that such Lender is not legally able to deliver.

(c) If a Lender claims an exemption from, or reduction of, withholding tax in a jurisdiction other than the United States, such Lender shall deliver to Agent (or, in the case of an assignee of a Lender which is (x) a Qualified Affiliate or Qualified Related Fund of such Lender, and (y) for which an Assignment and Acceptance is not delivered to the Agent pursuant to Section 13.1(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable.

Each Lender agrees promptly to notify Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 15.11 are not delivered in accordance with such subsections, then Agent or the assigning Lender, as applicable, may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent or the assigning Lender, as applicable, did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the proper Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent or the assigning Lender, as applicable, harmless for all amounts paid, directly or indirectly, by Agent or the assigning Lender, as applicable, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable by Agent or the assigning Lender, as applicable, under this Section 15.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

15.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any Deposit Accounts of Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the books and records of Borrowers and their Subsidiaries, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 16.7, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

15.19 Bank Product Providers. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

15.20 Disclosure of Classified Material.

(a) Borrowers and the Lender Group acknowledge that due to the nature of Borrowers’ business and their customers, certain items comprising the Collateral contain “classified” information and/or data (“Classified Material”) which may not be legally disclosed without proper authorization and/or security clearance (a “Security Clearance”). The Lender Group agrees that to the extent any representation, warranty, or covenant of any Borrower or right or remedy of the Lender Group contained in this Agreement or the other Loan Documents would otherwise require any Borrower to disclose Classified Material without a proper Security Clearance, such representation, warranty, covenant, right or remedy shall not apply with respect to obligations which would lead to such illegal disclosure; provided that any time a Borrower refuses, declines or otherwise fails to fulfill an obligation under this Agreement or the other Loan Documents due to an invocation of this provision or the substance thereof, such Borrower shall promptly provide written notice to Agent of that fact certifying that it has complied with its obligations hereunder or under the other Loan Documents to the fullest extent possible without illegally disclosing Classified Material and, upon the reasonable request of Agent, such Borrower shall provide evidence reasonably satisfactory to Agent that the requested items of Collateral or information are in fact “classified.”

(b) The Lender Group acknowledges that, so long as no Event of Default has occurred and is continuing, no Lender may assign or participate all or any portion of its Advances or Commitments or otherwise assign any or all of its rights hereunder to any Person organized under the laws of a Tier 3 or 4 Country absent prior review and approval by the DSS.

16. GENERAL PROVISIONS.

16.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

16.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3 Interpretation. Neither this Agreement or any of the other Loan Documents nor any uncertainty or ambiguity herein or therein shall be construed or resolved against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other Loan Documents have been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto and thereto. Time is of the essence in Borrowers’ payment and performance of the Obligations.

16.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

16.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.7 Confidentiality. Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.7, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender or Agent shall: (y) notify Administrative Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and (z) notify all other Persons described in clause (a) above that they are bound by, the provisions of this 16.7. The provisions of this Section 16.7 shall survive the payment in full of the Obligations.

16.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16.9 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each

Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances, portions of the Term Loan and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances, portions of the Term Loan and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 16.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SILICON GRAPHICS, INC.,
a Delaware corporation

By:	/s/ Jean Furter
Its:	Vice President, Treasurer

SILICON GRAPHICS FEDERAL, INC., a Delaware corporation

By:	/s/ Jeff Zellmer
Its:	Vice President

SILICON GRAPHICS WORLD TRADE CORPORATION, a Delaware corporation

By:	/s/ Warren Pratt
Its:	Executive Vice President

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

By:	/s/ Mara Vaisz
Its:	Vice President

ABLECO FINANCE LLC, a Delaware limited liability company, as a Lender

By:	/s/ Kevin Genda
Title:	Senior Vice President

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“2009 Indentures” means, collectively (a) the Indenture, dated December 24, 2003, by and between Parent and Trustee, with respect 6.5% Senior Secured Convertible Notes due 2009, and (b) the Indenture, dated December 24, 2003, by and between Parent and Trustee, with respect to 11.75% Senior Secured Notes due 2009.

“Ableco” means Ableco Finance LLC, a Delaware limited liability company.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Subsidiaries.

“Administrative Borrower” has the meaning specified therefor in Section 16.9.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.13 hereof: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to be an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrowers or their Subsidiaries to Agent under the Loan Documents.

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“Aggregate Term Loan Exposure” means, as of any date of determination, the sum of (a) the outstanding principal amount of the Term Loan and (b) any remaining Term Loan Commitment for which Borrowings under Section 2.2 have not been made.

“Agreement” means the Third Amended and Restated Credit Agreement to which this Schedule 1.1 is attached.

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or employee of Administrative Borrower.

“Availability” means, as of any date of determination, (a) the amount that Borrowers are entitled to borrow as Advances hereunder, (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder) or (b) solely with respect to Section 2.2, the amount that Borrowers are entitled to borrow as the Term Loan hereunder.

“Bank Product” means any financial accommodation extended to Administrative Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Administrative Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Administrative Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Administrative Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the lesser of (a) $2,000,000, and (b) the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Administrative Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding; provided, however, that in order to qualify as a Bank Product Reserve, such reserve must be established at or about the time that the Bank Product Provider first provides the applicable Bank Product.

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“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market on or about 11:00 a.m. (London time) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of any Advance or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of: (a) Advances made on the same day by one or more Lenders with a Revolver Commitment (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance, in each case, to Administrative Borrower; or (b) some or all of the Term Loan made on the same day by the Term Loan Lenders to Administrative Borrower.

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“Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of

(i) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, provided that in no event shall the amount of credit availability created by:

(A) Eligible Canadian Accounts exceed $2,000,000,

(B) Eligible Service Accounts exceed $15,000,000, or

(C) Eligible SGI Solutions Finance Accounts exceed $3,000,000, and

(ii) an amount equal to Borrowers’ Collections with respect to Accounts for the immediately preceding 45 day period, plus

(b) the lesser of: (i) 30% of the value of Eligible Inventory, less the amount, if any of the Inventory Reserve, and (ii) $15,000,000, plus

(c) the lesser of: (i) 100% of the Intellectual Property Collateral Value, and (ii) $16,000,000, plus

(d) the lesser of

(i) $7,000,000 and

(ii) 60% of the fair market value of the Real Property Collateral, as determined by the most recent appraisal of the Real Property Collateral obtained by Agent and approved by Agent in its Permitted Discretion, plus

(e) 100% of the Held Cash Collateral, minus

(f) the sum of (i) the Bank Product Reserve; and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

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“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper or other money market instruments maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a short-term debt rating of A-1 or P-1, or better, or a long-term debt rating of BBB or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank which has a rating of A or A2, or better, from S&P or Moody’s, or (ii) constituting certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Cash Management Account” has the meaning specified therefor in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among Administrative Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Classified Material” has the meaning specified therefor in Section 15.20.

“Closing Date” means the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either has been satisfied or has been waived.

Closing Date Projections” means the set of Projections of Parent through the Borrowers’ fiscal year ending in June 2007 (on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Borrower in or upon which a Lien is granted under any of the Loan Documents.

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“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any of Borrower’s books and records, Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrowers.

“Commitment” means, with respect to each Lender, its Revolver Commitment, each Tranche A Commitment, each Tranche B Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Tranche A Commitments, their Tranche B Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the Administrative Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright” has the meaning specified therefor in the Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

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“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances (or the Term Loan, if applicable) that are Base Rate Loans (inclusive of the margin applicable thereto described in Section 2.6(a).

“Department of Labor” means the United States Department of Labor.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of a Borrower which is not a Foreign Subsidiary.

“DSS” means the United States Defense Security Service.

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus interest income and extraordinary gains (including gains on sale of assets) plus interest expense, income taxes, depreciation and amortization, non-cash restructuring charges and required non-cash stock option expenses for such period, in each case, as determined in accordance with GAAP.

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“Eligible Accounts” means, without duplication, the Eligible Domestic Accounts, the Eligible Canadian Accounts, the Eligible Service Accounts and the Eligible SGI Solutions Finance Accounts.

“Eligible Canadian Accounts” means those Accounts created by a Borrower in the ordinary course of its business as to which the following is applicable: such Account does not qualify as an Eligible Domestic Account solely because the Account Debtor with respect to such Account maintains its chief executive office in Canada (other than in the Province of Quebec or the Maritime Provinces) rather than in the United States or is organized under the laws of Canada or a political subdivision thereof (other than the Province of Quebec or the Maritime Provinces) rather than under the laws of the United States or any state thereof.

“Eligible Domestic Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of its sale of goods, that comply with each of the representations and warranties respecting Eligible Domestic Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Domestic Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Domestic Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date (or in the case of Accounts for which GTSI Corp. is the Account Debtor, within 60 days of original invoice date) or Accounts with selling terms of more than 60 days,

(b) Accounts owed by an Account Debtor (or any Person known by any Borrower to be an Affiliate of such Account Debtor) where 50% or more of all Accounts owed by that Account Debtor (or any such Affiliate) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an employee, Affiliate or agent of any Borrower (other than any Person that: (A) is not an Affiliate or employee of any Borrower and (B) has entered into a written distribution agreement with any Borrower),

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent,

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(g) Accounts that arise out of the rendering of services by any Person,

(h) Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such right of setoff or disputed obligation,

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Domestic Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, if Accounts with respect to which the Account Debtor is (x) General Electric Capital Corporation, the National Aeronautics and Space Administration (NASA), General Services Administration, Maryland Procurement or the United States Navy exceed 35% (or such other percentage as Agent may determine in its reasonable discretion) of all Eligible Domestic Accounts in the aggregate, to the extent of the obligations owing by such Account Debtor in excess of such percentage, or (y) Northrop Grumman, Lockheed Martin, BAE Systems, NEC Corp., GTSI Corp. or Raytheon Company exceed 25% (or such other percentage as Agent may determine in its reasonable discretion) of all Eligible Domestic Accounts in the aggregate, to the extent of the obligations owing by such Account Debtor in excess of such percentage, provided, further however, that, in each case, the amount of Eligible Domestic Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Domestic Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by Agent to be significant in amount, and such later qualification cures any limitation on access to such courts to enforce payment of such Account,

(l) Accounts, the collection of which, Agent, in its Permitted Discretion, has notified Administrative Borrower that Agent believes to be doubtful by reason of the Account Debtor’s financial condition,

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(m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(n) Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor,

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods, or

(p) Accounts for which the applicable Borrower has executory performance obligations or which have acceptance criteria, until such time as such performance obligations or acceptance criteria have been completed, accepted or waived, as applicable.

“Eligible Inventory” means Inventory of Borrowers consisting of first quality finished goods held for sale in the ordinary course of Borrowers’ business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) it is not located at one of the locations in the continental United States set forth on Schedule E-1 (or in-transit from one such location to another such location),

(c) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(d) it is not subject to a valid and perfected first priority Agent’s Lien,

(e) it consists of goods returned or rejected by a Borrower’s customers,

(f) it consists of goods that are encumbered by a purchase money Lien,

(g) it consists of goods that are obsolete or slow moving, tailored or specialized finished goods, restrictive or custom items, work-in-process, raw materials other than component parts, or goods that constitute packaging and shipping materials, supplies used or consumed in a Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(h) Borrowers fail to cause Agent timely to receive an appraisal of the Borrowers’ Inventory in accordance with the provisions of this Agreement, the results of which shall be satisfactory to Agent in its sole discretion, or

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(i) Borrowers fail to provide to Agent, in form and substance acceptable to the Agent in its sole discretion, detailed reporting on Eligible Inventory such that it can be distinguished from other Inventory that does not meet the criteria set forth above; provided, however, if Borrowers fail to provide to Agent, in form and substance acceptable to the Agent in its sole discretion, detailed reporting on Eligible Inventory such that Eligible Inventory can be distinguished from other Inventory as required by Section 5.2, then on the date that such report is due and thereafter, the amount of the Eligible Inventory shall be zero.

“Eligible Service Accounts” means those Service Accounts created by a Borrower in the ordinary course of its business pursuant to an Eligible Service Contract as to which the following is applicable: (a) such Account is acceptable to Agent in its Permitted Discretion with respect to the size, payment history and credit quality of the Account Debtor, (b) all services that are the basis for billings with respect to such Account have been completed and billed, and (c) such Account does not qualify as an Eligible Domestic Account or Eligible Canadian Account solely because the Account arises out of the rendering of services by a Borrower rather than the sale of goods; provided, however, if Borrowers fail to provide to Agent, in form and substance acceptable to the Agent in its sole discretion, detailed reporting on Eligible Service Accounts such that Eligible Service Accounts can be distinguished from other Service Accounts as required by Section 5.2, then on the date that such report is due and thereafter, the amount of the Eligible Service Accounts shall be zero.

“Eligible Service Contract” means a written service contract between a Borrower and an Account Debtor: (a) a true, correct and complete copy of which has been provided to Agent on or before any date of determination of the Borrowing Base which contains the Eligible Service Accounts pertaining thereto, (b) that is acceptable to Agent in its Permitted Discretion, and (c) that does not contain: (i) any provision that allows payments under such contract to be set-off against; (ii) any other terms by reason of which the payment by the Account Debtor may be reduced or made conditional; or (iii) any other terms which prohibit assignment thereof by Borrower to Agent.

“Eligible SGI Solutions Finance Accounts” means those Eligible Domestic Accounts or Eligible Canadian Accounts due SGI Solutions Finance in the ordinary course of its business from any Funding Partner, pursuant to a lease agreement, pre-approved by such Funding Partner, as to which each of the following is applicable: (a) such Account is in form and substance acceptable to Agent in its Permitted Discretion, and (b) Administrative Borrower has provided Agent written evidence, in form and substance acceptable to Agent in its Permitted Discretion, of assignment to and acceptance of such lease agreement by a Funding Partner, as applicable; provided, however, that any service portion of such Accounts shall not be included in the calculation of the Borrowing Base.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company (other than an entity which is an Affiliate of IBM, Sun Microsystems, Hewlett Packard, Dell, Inc., or Apple

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Computer, Inc.), insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates and Related Funds) total assets in excess of $250,000,000, (d) any Lender or any Affiliate (other than individuals) of a Lender and any Lender’s Related Funds, and (e) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower or any of their predecessors in interest, (b) from any assets, properties, or businesses of any Subsidiary of a Borrower (or any predecessor in interest of such Subsidiary) material to the business of Borrowers and their Subsidiaries, taken as a whole, (c) from adjoining properties or businesses, or (d) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or any Subsidiary of a Borrower, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of

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ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower or a Subsidiary of a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower or a Subsidiary of a Borrower and whose employees are aggregated with the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower or ERISA Affiliates from a Benefit Plan during a Plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

“Estoppel Letter” means that certain estoppel letter from Borrowers to Ableco in form and substance satisfactory to Ableco.

“Event of Default” has the meaning specified therefor in Section 7.

“Excess Availability” means, as of any date of determination, the amount equal to the sum of: (i) Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of their historical levels with respect thereto and all book overdrafts of Borrowers and their Subsidiaries in excess of their historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion, plus (ii) Global Unrestricted Cash.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Extraordinary Receipts” means any Collections received by any Borrower or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(c)(ii) hereof), including, (a) pension plan reversions, (b) proceeds of insurance (including proceeds of the key man life insurance policies), (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement.

“Fee Letter” means that certain fee letter among Borrowers and Agent, in form and substance satisfactory to Agent.

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“Foreign Subsidiary” means any Subsidiary of a Borrower which is organized under the laws of a jurisdiction other than the United States of America or any state or Governmental Authority thereof.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).

“Funding Partner” means Key Bank, Banc of America Leasing Global Vendor Finance, (f/k/a Fleet Business Credit), National City Capital Credit Corporation (f/k/a Information Leasing Corporation), or any other financial institution approved by Agent and, in each case, party to a “without recourse purchase agreement” (or any successor or assignee thereof).

“FX Guaranty” means that certain General Continuing Guaranty, dated as of July 14, 2004, by Parent in favor of WFF with respect to a foreign exchange facility to Silicon Graphics Finance S.A.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Global Unrestricted Cash” means cash and Cash Equivalents of Borrowers and their Subsidiaries.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Administrative Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Administrative Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

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“Held Cash Collateral” means, as of any date of determination, the amount of cash and Cash Equivalents of Borrowers and their Subsidiaries that is (x) maintained with Agent or (y) at Agent’s election, maintained in Deposit Accounts or in Securities Accounts in the name of Agent and otherwise on terms acceptable to Agent that perfect Agent’s first priority security interest.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a).

“Inactive Subsidiaries” means the Domestic Subsidiaries listed on Schedule I-1.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Person” has the meaning specified therefor in Section 10.3.

“Individual Lender Term Loan Exposure” means, for a particular Term Loan Lender, as of any date of determination, the sum of (a) the outstanding principal amount of such Term Loan Lender’s portion of the Term Loan and (b) such Term Loan Lender’s remaining Term Loan Commitment for which Borrowings under Section 2.2 have not been made.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property Collateral” has the meaning specified therefor in the Security Agreement.

“Intellectual Property Security Agreement” means an intellectual property security agreement, in form and substance satisfactory to Agent, executed and delivered by Borrowers to Agent.

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“Intellectual Property Value” means the value of the Intellectual Property Collateral which, for purposes of this Agreement, in the absence of an appraisal reasonably satisfactory to Agent, shall be deemed to be not less than $16,000,000.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of April 10, 2001, by and among Agent and certain of Borrowers’ Affiliates and consented to by certain of Borrowers.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 24, 2003, by and among Parent, Agent and Trustee.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Inventory by 1 percentage point for each percentage point by which the Net Orderly Liquidation Percentage is less than 24.9%.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, relocation and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

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“IRS” means the Internal Revenue Service.

“Issuing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“June 2006 Reporting Date” means the date on which Borrowers are required to deliver to Agent the documents described in Schedule 5.2 and 5.3 for the Borrowers’ fiscal year ending in June 2006.

“L/C” has the meaning specified therefor in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges reasonably paid or incurred by Agent in connection with the Lender Group’s transactions with Borrowers, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication and appraisal (including periodic collateral appraisals or business valuations), including the cost of real estate surveys, real estate title policies and endorsements, and environmental audits, in each case to the extent of the fees and charges (and up to the amount of any limitation) authorized in the Agreement, (c) costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) authorized in the Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower arising under the Loan Documents, (h) Agent’s and each Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting,

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reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable fees and expenses of attorneys, accountants, consultants, and other advisors incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of a Tranche A Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 2.50 percentage points.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning specified therefor in Section 2.10.

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“Loan Documents” means the Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the FX Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Mortgage Supplement, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, the Restructuring Letter Agreement, the Intercreditor Agreement the Intellectual Property Security Agreement, the Estoppel Letter, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with the Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, (b) a material impairment of a Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Subsidiary of a Borrower.

“Material Foreign Subsidiary” means any Foreign Subsidiary whose assets or business are material to the Foreign Subsidiaries, taken as a whole.

“Maturity Date” has the meaning specified therefor in Section 3.3.

“Maximum Revolver Amount” means $50,000,000.

“Mortgage Policy” means that certain policy no. LP 5166945, dated June 14, 2005, issued by First American Title Company to Agent.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower in favor of Agent, in form and substance satisfactory to Agent, that encumber the Real Property.

“Mortgage Supplement” means a supplement to the Mortgage, in form and substance satisfactory to Agent, executed and delivered by Borrower to Agent.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 3(37) of ERISA) to which Borrower or any ERISA Affiliate is making, is obligated to make, has made or has been obligated to make, contributions on behalf of participants who are or were employed by any of them, other than a plan described in Section 4(b)(4) of ERISA.

“Net Cash Proceeds” means, with respect to any sale or disposition by any Person or any Subsidiary thereof of property or assets, the amount of Collections received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (ii) reasonable expenses

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related thereto incurred by such Person or such Subsidiary in connection therewith, and (iii) taxes paid or payable to any taxing authorities by such Person or such Subsidiary in connection therewith, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate and are properly attributable to such transaction.

“Net Orderly Liquidation Percentage” means the percentage of the book value of Borrowers’ Inventory, adjusted for custom finished goods and raw materials inventory, that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined annually (but in Agent’s Permitted Discretion, more frequently during such time as an Event of Default has occurred and is continuing) by a qualified appraisal company selected by Agent.

“Obligations” means (a) all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in the Agreement or in the other Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Originating Lender” has the meaning specified therefor in Section 13.1(e).

“Overadvance” has the meaning specified therefor in Section 2.5.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e).

“Participant Register” has the meaning specified therefor in Section 13.1(k).

“Patent” has the meaning specified therefor in the Security Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

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“PBGC” means Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor entity.

“Permitted Discretion” means a determination made honestly in fact and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment, Inventory and other fixed assets (other than Real Property Collateral) that are substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) the lease or sublease (in a Borrower’s or a Subsidiary’s capacity as lessor or sublessor, as the case may be) of real property in the ordinary course of business or that, in the discretion of the Board of Directors, is necessary and appropriate in its business judgment, (f) sales and other dispositions of assets in an amount not greater than $5,000,000 in the aggregate in any fiscal year ending after the Closing Date; provided, however, that no Permitted Dispositions described in clause (f) hereof may be made if immediately prior to making any such Permitted Disposition, or after giving effect thereto: (x) there shall exist an Event of Default which is continuing; or (y) Borrowers and their Subsidiaries shall have Excess Availability of less than $25,000,000.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Borrower or its Subsidiaries effected in the ordinary course of business or owing to a Borrower or its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or its Subsidiaries, (e) Investments by any Foreign Subsidiary in a Parent or Domestic Subsidiary, (f) Investments by any Foreign Subsidiary in another Foreign Subsidiary, (g) Investments by any Borrower in another Borrower, (h) intercompany Investments (other than Investments described in clauses (e), (f), and (g) above), so long as the aggregate outstanding amount of such Investments does not exceed $5,000,000 at any time and such Investment is repaid to one or more Borrowers within 5 Business Days, (i) investments made pursuant to participation in the Intel 64 Fund in an amount not greater than the greater of the following in the aggregate in any fiscal year ending after the Closing Date: (A) $5,000,000; and (B) the minimum amount required to be invested by Parent during such fiscal year in the Intel 64 Fund, as certified by the chief financial officer of Parent; provided, however, that no Permitted Investments described in clauses (h) through (i) hereof may be made if immediately prior to making any such Permitted Investment, or after giving effect thereto: (x) there shall exist an Event of Default which is continuing; or (y) Borrowers and their Subsidiaries, as determined on a consolidated basis, shall have Excess Availability in an aggregate amount of less than $25,000,000.

“Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of

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Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-1, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) Liens in favor of the Trustee securing the Indebtedness issued, as of the Closing Date, under the 2009 Indentures, and (m) Liens on leases, installment sales agreements, chattel paper and other instruments (collectively, the “Contracts”) assigned by Borrowers to the Funding Partners and the goods, payments, guaranties and proceeds related to the Contracts in favor of the Funding Partners pursuant to certain program agreements among Borrowers and each separate Funding Partner.

“Permitted Protest” means the right of Administrative Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on a Borrower’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $16,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements and (d) a Borrowing Base availability forecast, all prepared on a basis consistent with Parent’s historical financial statements, in reasonable detail and accompanied by a statement of underlying assumptions.

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“Pro Rata Share” means:

(a) with respect to a Tranche A Lender’s obligation to make Tranche A Advances and right to receive payments of principal, interest, fees, costs and expenses with respect thereto, (x) prior to the Tranche A Commitment being reduced to zero, the percentage obtained by dividing (i) such Lender’s Tranche A Commitment, by (ii) the aggregate Tranche A Commitments of all Tranche A Lenders, and (y) from and after the time that the Tranche A Commitment has been terminated or reduced to zero, the percentage obtained by dividing (I) the aggregate principal amount of such Lender’s Tranche A Advances by (II) the aggregate principal amount of all Tranche A Advances,

(b) with respect to a Tranche B Lender’s obligation to make Tranche B Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Tranche B Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Tranche B Commitment, by (z) the aggregate Tranche B Commitments of all Tranche B Lenders, and (ii) from and after the time that the Tranche B Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Tranche B Advances by (z) the aggregate outstanding principal amount of all Tranche B Advances,

(c) with respect to a Tranche A Lender’s obligation to participate in Letters of Credit in respect of the Tranche A Letter of Credit Usage and to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (x) prior to the Tranche A Commitment being reduced to zero, the percentage obtained by dividing (i) such Lender’s Tranche A Commitment, by (ii) the aggregate Tranche A Commitments of all Lenders, and (y) from and after the time that the Tranche A Commitment has been terminated or reduced to zero, the percentage obtained by dividing (I) the aggregate principal amount of such Lender’s Tranche A Advances by (II) the aggregate principal amount of all Tranche A Advances,

(d) with respect to a Lender’s obligation to participate in Letters of Credit in respect of the Tranche B Letter of Credit Usage and to reimburse the Issuing Lender with respect thereto, and right to receive payments of fees with respect thereto, (i) prior to the Tranche B Commitment being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Tranche B Commitment, by (z) the aggregate Tranche B Commitments of all Lenders, and (ii) from and after the time that the Tranche B Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Tranche B Advances by (z) the aggregate principal amount of all Tranche B Advances,

(e) with respect to a Term Loan Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (x) such Lender’s Individual Lender Term Loan Exposure, by (y) the Aggregate Term Loan Exposure, and

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(f) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus such Lender’s Individual Lender Term Loan Exposure, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the Aggregate Term Loan Exposure; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s Individual Lender Term Loan Exposure by (B) the principal amount of all outstanding Advances plus the Aggregate Term Loan Exposure.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Affiliate” is an Affiliate that is exempt from United States withholding taxes in respect of interest paid or accrued on the Obligations.

“Qualified Related Fund” is a Related Fund that is exempt from United States withholding taxes in respect of interest paid or accrued on the Obligations.

“Rating Agencies” has the meaning specified therefor in Section 2.17.

“Real Property” means the Real Property Collateral or any real property hereafter acquired by any Borrower and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning specified therefor in Section 13.1(i).

“Registered Loan” means a loan recorded on the Register (or Related Party Register) pursuant to Section 13.1(i).

“Registered Note” has the meaning specified therefor in Section 2.16.

“Related Fund” means a fund or account managed by a Lender or an Affiliate of a Lender or its investment manager.

“Related Party Register” has the meaning specified therefor in Section 13.1(i).

“Released Matters” has the meaning specified therefor in Section 10.4.

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“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2(a).

“Report” has the meaning specified therefor in Section 15.17.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Global Unrestricted Cash exceeds $70,000,000.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

“Required Lenders” means, at any time, Lenders whose Pro Rata Share aggregate 50.1% or more as determined pursuant to clause (f) of the definition of “Pro Rata Share”; provided, however, that (a) so long as WFF and its Affiliates hold not less than 50% of the Tranche A Commitment, or if the Tranche A Commitment has been terminated or reduced to zero, the extant Tranche A Usage, “Required Lenders” shall include WFF, and (b) so long as Ableco its Affiliates, or its Related Funds hold not less than 50% of the sum of (i) the Tranche B Commitment, or if the Tranche B Commitment has been terminated or reduced to zero, the extant Tranche B Usage, and (ii) the Aggregate Term Loan Exposure, “Required Lenders” shall include Ableco.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restructuring Letter Agreement” means a letter agreement, in form and substance, satisfactory to Agent, executed and delivered by Borrower to Agent.

“Retiree Health Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

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“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Scheduled Intellectual Property Collateral” has the meaning set forth in Section 4.15.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” (as that term is defined in the Code).

“Securitization” has the meaning specified therefor in Section 2.17.

“Securitization Liabilities” has the meaning specified therefor in Section 2.17.

“Securitization Parties” has the meaning specified therefor in Section 2.17.

“Securitizing Lender” has the meaning specified therefor in Section 2.17.

“Security Agreement” means a security agreement, in form and substance satisfactory to Agent, executed and delivered by Borrowers to Agent.

“Security Clearance” has the meaning specified therefor in Section 15.20.

“September 2006 Reporting Date” means the date on which Borrowers are required to deliver to Agent the documents described on Schedules 5.2 and 5.3 for Borrowers’ fiscal quarter ending in September 2006.

“Service Accounts” means those Accounts created by a Borrower in the ordinary course of its business pursuant to a service agreement with an Account Debtor.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

“SGI Japan” shall mean Silicon Graphics Japan, Inc., a corporation organized under the laws of Japan.

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“SGI Solutions Finance” means SGI Solutions Finance, an unincorporated business division of Parent.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Specified Permitted Liens” has the meaning specified therefor in the Security Agreement.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b).

“Swing Loan” has the meaning specified therefor in Section 2.3(b).

“Taxes” has the meaning specified therefor in Section 15.11.

“Term Loan” has the meaning specified therefor in Section 2.2.

“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts shall be reduced by any portion of the Term Loan made by such Lender or Lenders, as applicable, and as such amounts may be: (y) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1; or (z) reduced in accordance with the provisions of Section 2.2(b).

“Term Loan Commitment Expiry Date” means the eleventh day following the September 2006 Reporting Date.

“Term Loan Commitment Reduction Date “ means the eleventh day following the date on which Borrowers are required to deliver to Agent the documents described on Schedules 5.2 and 5.3 for Borrowers’ fiscal quarter ending in March 2006.

“Term Loan Lenders” means those Lenders designated as Term Loan Lenders on Schedule C-1.

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“Threshold Equipment” means, as of the date of determination, no less than 80% of Borrowers’ Equipment, as measured by book value, other than demonstration systems.

“Tier 3 or 4 Country” means any country designated by the U.S. Federal Export Administration Regulations (Sections 740.7(c) and 740.7(d)) as a Tier 3 or 4 country.

“Threshold Inventory” means, as of the date of determination, no less than 80% of Borrowers’ Inventory, as measured by book value, other than demonstration systems.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Trademark” has the meaning specified therefor in the Security Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Tranche A Advance” means an Advance made pursuant to the Tranche A Commitment.

“Tranche A Commitment” means, collectively, the Revolver Commitments of the Tranche A Lenders, as indicated by the amounts set forth on Schedule C-1.

“Tranche A Lenders” means those Lenders designated as Tranche A Lenders on Schedule C-1.

“Tranche A Letter of Credit Usage” means that portion of the Letter of Credit Usage which is allocated to the Tranche A Lenders pursuant to Section 2.12(a).

“Tranche A Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Tranche A Advances, plus (b) the amount of the Tranche A Letter of Credit Usage.

“Tranche B Advance” means an Advance made pursuant to the Tranche B. Commitment.

“Tranche B Commitment” means, collectively, the Revolver Commitments of the Tranche B Lenders, as indicated by the amounts set forth on Schedule C-1.

“Tranche B Lenders” means those Lenders designated as Tranche B Lenders on Schedule C-1.

“Tranche B Letter of Credit Usage” means the Letter of Credit Usage less the Tranche A Letter of Credit Usage.

“Tranche B Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Tranche B Advances, plus (b) the amount of the Tranche B Letter of Credit Usage.

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“Trustee” means U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 16.6.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, Inc., a California corporation.

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